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                                                                    EXHIBIT 99.1

                  ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.
                            a Delaware corporation

                     MARCH 2001 EMPLOYEE STOCK BONUS PLAN

     Entertainment Technologies & Programs, Inc., a Delaware corporation (the "Company") has adopted this March 2001 Employee Stock Bonus Plan (the "Plan") effective as of March 15, 2001. The Company intends that this Plan shall be an "Employee Benefit Plan" as defined in Rule 405 of the Securities and Exchange Commission (the "Commission") pursuant to which The Company may issue "freely tradeable" shares (except as may be limited by "affiliate" status of certain recipients) of its common stock (the "Stock") as stock bonus compensation to its employees, officers and directors pursuant to an S-8 Registration Statement to be filed with the Commission by the Company.

1. Award of Bonus Stock. The Board of Directors is authorized to issue shares of Stock as bonus compensation to eligible participants. The persons receiving such grants and the amounts and dates of such grants shall be determined by the Board of Director in its discretion. The maximum number of shares of Stock issuable under the Plan shall be Three Million, Eight Hundred Ninety-five Thousand, Five Hundred Thirty-eight (3,895,538) shares, provided, however that the number of shares of Stock to be issued under the Plan shall in no event exceed 10% of the total issued and outstanding shares of common stock of the Company on the date of issuance.

2. Eligible Recipients. The eligible recipients of grants under this Plan shall include all employees, former employees, officers and directors of the Company and of any parent or subsidiary of the Company.

3.   Term of Plan.  The term of the Plan shall be one year from the date hereof.

4. Value of Stock. The Stock granted to participants pursuant to the Plan shall be valued at the average of the high and low price of the Stock on NASDAQ on the date of each grant. Each grant shall be treated as compensation to the recipient equal to the value of the Stock, as determined above, as of the date of the grant.

5. Registration on Form S-8. The Company, at its expense, shall prepare and file a Registration Statement on Form S-8 with the Commission to cover the issuances of Stock under the Plan. The Company shall deliver to the recipients such documents and information as may be required by the Commission with respect to such Registration Statement.

6. Delivery of Stock. Subject to the filing and effectiveness of a Registration Statement on Form S-8 covering issuance of such shares, the Company shall prepare and deliver to the recipients certificates representing the granted Stock.

7. Governing law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

8. Amendment. This Plan may be amended from time to time in the discretion of the Board of Directors of the Company, provided that no such amendment shall affect the rights of any recipient to whom grants have previously been made without the consent of such recipient.